Exhibit 99.1

December 1, 2003

Investor Contact:
Steve Belgrad, 303-394-7706
Media Contact:
Jane Ingalls, 303-394-7311

DST AND JANUS FINALIZE SHARE EXCHANGE TRANSACTION

KANSAS CITY, MO and DENVER – DST Systems, Inc. (NYSE: DST) and Janus Capital Group Inc. (NYSE: JNS) confirmed today the closing of their previously announced share exchange. Under the terms of the transaction, Janus has exchanged 32.3 million shares of DST common stock for 100% of a wholly owned DST subsidiary containing both a printing and graphics design business and approximately $999 million. The subsidiary, which was previously part of DST’s Output Solutions segment, will be renamed JCG Partners.

The transaction was approved by DST shareholders and each party received opinions from its tax advisor that the transaction should qualify as a tax-free reorganization under Section 355 of the Internal Revenue Code.

“We are pleased to have reduced Janus’ ownership stake in DST below 10%,” said DST Chief Executive Officer Tom McDonnell. “This transaction achieves a number of important business objectives for DST.”

Janus has agreed to give DST proxy voting rights for the remaining 7.4 million (approximately 9% ownership) DST shares that Janus holds. Janus will no longer record any equity earnings from DST in its consolidated financial statements.

“This transaction marks an important step toward creating a more competitive business model for our firm,” said Janus Capital Group’s Chief Financial Officer Loren Starr. “During the last 12 months, we’ve consolidated our holding company structure, streamlined our operations by merging Berger growth funds into similar Janus funds and selling Nelson Money Managers and broadened our Janus-branded product offerings in the value and mathematical disciplines.”

About DST Systems, Inc.

DST Systems, Inc. (NYSE: DST) provides sophisticated information processing and computer software services and products that help clients improve productivity, increase efficiencies, and provide higher levels of customer service. DST is organized domestically and internationally into three operating segments: Financial Services, Customer Management, and Output Solutions. DST operates one of the most advanced data centers in the world, which provides information-processing services to support the products within each operating segment. These products are further enhanced through the integration of DST’s advanced technology and e-commerce solutions.

About Janus Capital Group, Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH) and Bay Isle Financial LLC. Janus Capital Group owns approximately 9% of DST Systems, Inc. The firm also owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

This press release includes statements concerning potential future events and expectations involving DST and its business, and Janus Capital Group, Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors, including those factors identified in DST’s Form 8-K/A dated March 17, 2003 on file with the Securities and Exchange Commission. (Commission file no.1-14036) and Janus’ Annual Report on Form 10-K for the year ended December 31, 2002, on file with the Securities and Exchange Commission. (Commission file no. 001-15253.) Forward-looking statements speak only as of the date that they are made. Neither Janus nor DST will update any forward-looking statements made in the press release to reflect future events or developments.

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